Exhibit 10.2

LEASE MODIFICATION AGREEMENT

THIS LEASE MODIFICATION AGREEMENT (“this Agreement”) is dated as of May 23, 2023 by and between ARE-MARYLAND NO. 31, LLC, a Maryland limited liability company (“Landlord”), and TCR2 THERAPEUTICS INC., a Delaware corporation (“TCR2”).

RECITALS

A. Landlord and TCR2 are parties to that certain Lease Agreement dated as of March 23, 2021 (“Lease”), wherein Landlord leased to TCR2 the entire building containing approximately 84,264 rentable square feet located at 9950 Medical Center Drive, Rockville, Maryland, as more particularly described in the Lease.

B. Effective as of June 1, 2023 (“Effective Date”), TCR2 intends to transfer and assign to AstraZeneca Pharmaceuticals LP, a Delaware limited partnership (“AstraZeneca”), all of TCR2’s right, title, and interest in and to the Lease (“Lease Assignment”).

C. In connection with the Lease Assignment and the release of TCR2’s obligations under the Lease effective as of the Effective Date, TCR2 has agreed, among other things, to (i) convey the Property (as defined below) to Landlord on the Effective Date, and (ii) pay certain consideration to Landlord on the Effective Date, and Landlord is willing to accept such conveyance and payment together as consideration on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing Explanatory Statement and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and TCR2 hereby agree as follows:

1. Definitions; Explanatory Statement. Terms used in this Agreement but not otherwise defined shall have the meanings set forth in the Lease. The Explanatory Statement forms an integral part of this Agreement and is hereby incorporated by reference.

2. Lease Assignment. On or before the Effective Date, TCR2 shall execute and deliver to Landlord the following documents: (a) Assignment of Lease dated as of the Effective Date between TCR2 and AstraZeneca, in the form attached hereto as Exhibit A, (b) Consent to Assignment dated as of the Effective Date among Landlord, TCR2, and AstraZeneca, in the form of Exhibit B attached hereto, and (c) a Bill of Sale (“Bill of Sale”) dated as of the Effective Date between Landlord and TCR2, in the form of Exhibit D attached hereto.

3. Lease Modification Consideration. On the Effective Date, (a) TCR2 shall pay to Landlord by means of a wire transfer (by Fedwire) of immediately available federal funds to an account designated in writing by Landlord an amount equal to $5,793,733.31 (“Lease Modification Fee”), and (b) TCR2 shall sell, transfer, assign, and convey the Property to Landlord by means of the Bill of Sale (“Lease Modification Conveyance” and, together with the Lease Modification Fee, “Lease Modification Consideration”).

4. Release of Landlord. TCR2, for itself and its successors and assigns, hereby releases and forever discharges Landlord and its successors, predecessors, parents, subsidiaries, affiliates, directors, officers, members, managers, partners, employees, agents, representatives, insurers, administrators, and/or assigns and any and all other persons or entities (collectively, the “Landlord Group”), of and from all claims, causes of action, liabilities, demands, damages (including, without limitation, actual and special damages), penalties, taxes, interest, costs, judgments, expenses, attorneys’ fees and costs and responsibilities of any kind or character, whether known or unknown, foreseen or unforeseen, that TCR2 now has, ever had, or may have against the Landlord Group relating to or arising out of the Lease.

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Lease Modification Agreement — TCR2 Therapeutics Inc.	Page - 2
9950 Medical Center Drive, Rockville, Maryland

5. Release of Tenant. Landlord, for itself and its successors and assigns, hereby releases and forever discharges TCR2 and its successors, predecessors, parents, subsidiaries, affiliates, directors, officers, members, managers, partners, employees, agents, representatives, insurers, administrators, and/or assigns and any and all other persons or entities (collectively, the “TCR2 Group”), of and from all claims, causes of action, liabilities, demands, damages (including, without limitation, actual and special damages), penalties, taxes, interest, costs, judgments, expenses, attorneys’ fees and costs and responsibilities of any kind or character, whether known or unknown, foreseen or unforeseen, that Landlord now has, ever had, or may have against the TCR2 Group relating to or arising out of the Lease.

6. Property. TCR2 represents and warrants to Landlord that TCR2 (a) owns good and marketable title to the tangible personal property identified on Exhibit C attached hereto (“Property”) free and clear of all liens, charges, and encumbrances, (b) has provided Landlord with true and correct copies of invoices evidencing the amount TCR2 paid for the Property, (c) has paid in full and has timely remitted to the applicable taxing authority all sales tax, if any, due and payable in connection with the purchase by TCR2 of all or some of the Property, (d) has provided Landlord with evidence satisfactory to Landlord evidencing the timely payment of any such sale tax, and (e) has paid in full the remaining purchase price for the emergency electrical generator that forms a part of the Property and has provided Landlord with evidence satisfactory to Landlord evidencing the timely payment of such remaining amount. TCR2 is transferring the Property as an additional inducement to all parties to proceed with and to otherwise generally facilitate the transaction. The parties acknowledge that the value of the Property has been substantially reduced in value since its original acquisition by TCR2 because of the passage of time and the practical difficulties of identifying a buyer that would purchase and that could readily adapt the Property for use in another commercial setting. If any sales tax is due and payable in connection with the transfer of the Property from TCR2 to Landlord, TCR2 shall timely remit the amount of such sales tax (including any penalties, late charges, or interest) to the applicable taxing authority and provide evidence of such payment to Landlord. TCR2 shall indemnify, defend, and hold Landlord harmless from any claims, damages, penalties, late charges or interest, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or related to the conveyance of the Property from TCR2 to Landlord, including, but not limited to, the payment of any applicable sales tax.

7. Representations by TCR2. TCR2 represents and warrants to Landlord that (a) this Agreement and all other documents to be executed and delivered by TCR2 in connection with this Agreement (i) have been or will be duly authorized, executed, and delivered by TCR2; (ii) are, or will be, binding enforceable obligations of TCR2; and (iii) do not violate the organizational documents of TCR2, (b) both immediately before, and immediately after giving effect to, the transactions contemplated by this Agreement: (i) the fair value of TCR2’s assets would exceed its liabilities (including contingent liabilities); (ii) the present fair saleable value of TCR2’s assets would be greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature; (iii) TCR2 would be able to pay its liabilities (including contingent liabilities) as they mature; (iv) TCR2 is “solvent” (within the meaning of applicable Legal Requirements relating to fraudulent transfers) and would not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement; and (v) TCR2 is receiving fair and adequate consideration, as a result of arm’s length negotiations, in exchange for the Lease Modification Conveyance of the Property to Landlord, including, but not limited to, Landlord’s release of TCR2 as provided in Section 5 (Release of Tenant); (c) TCR2 has obtained all required consents,

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Lease Modification Agreement — TCR2 Therapeutics Inc.	Page - 3
9950 Medical Center Drive, Rockville, Maryland

releases, and approvals necessary to execute and deliver this Agreement, (d) TCR2 is a corporation, duly incorporated and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of Maryland, (e) the Property (excluding a generator that is still in production) is being stored at a facility in Capitol Heights, Maryland owned or controlled by Crane Service Company (“Storage Company”), (f) all payments due and owing to the Storage Company for the storage of the Property are current and have been paid in full, and TCR2 shall deliver evidence of such payment to Landlord on request, (g) no written agreement exists between TCR2 and the Storage Company or between any agent, contractor, or other entity having an interest in the Property and the Storage Company governing the storage of the Property, and (h) to the extent there is a verbal or unwritten agreement governing the storage of the Property with the Storage Company, no default exists under any such agreement.

8. Confidentiality. TCR2 acknowledges and agrees that the terms of this Agreement are strictly confidential. Disclosure of such terms could adversely affect the ability of Landlord and its affiliates to negotiate, manage, and administer other leases and impair Landlord’s relationship with other tenants. Accordingly, as a material inducement for Landlord to enter into this Agreement, TCR2, and behalf of itself and its partners, managers, members, officers, directors, employees, agents, and attorneys, agrees that it shall not disclose the terms of this Agreement, either directly or indirectly, except as required by applicable Legal Requirements.

9. Miscellaneous.

a. Entire Agreement. The Lease, as amended by this Agreement, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. The Lease, as so amended by this Agreement, may be amended only by an agreement in writing, signed by the parties hereto.

b. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. Counterparts/Electronic Signatures. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Broker. Landlord and TCR2 each represents and warrants that it has not dealt with any broker, agent, or other person (collectively, “Broker”) in connection with this Agreement and that no Broker brought about this transaction. Landlord and TCR2 each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with TCR2 or Landlord, as applicable, with regard to this Agreement.

e. Ratification; Conflicts. Except as amended and/or modified by this Agreement, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Lease, the provisions of this Agreement shall prevail. Regardless of whether specifically amended by this Agreement, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Lease Modification Agreement — TCR2 Therapeutics Inc.	Page - 4
9950 Medical Center Drive, Rockville, Maryland

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

LANDLORD:

ARE-MARYLAND NO. 31, LLC,
a Maryland limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Gregory Kay	(SEAL)
Name: Gregory Kay
Title: SVP - Real Estate Legal Affairs

TCR2:

TCR2 THERAPEUTICS INC.,
a Delaware corporation

By: /s/ Garry E. Menzel (SEAL)
Name: Garry E. Menzel
Title: President and CEO

☐ I hereby certify that the signature, name, and title above are my signature, name, and title.

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Lease Modification Agreement — TCR2 Therapeutics Inc.	Page - 5
9950 Medical Center Drive, Rockville, Maryland

EXHIBIT A

FORM OF ASSIGNMENT OF LEASE

[attached]

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Lease Modification Agreement — TCR2 Therapeutics Inc.	Page - 6
9950 Medical Center Drive, Rockville, Maryland

EXHIBIT B

FORM OF CONSENT TO ASSIGNMENT

[attached]

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.